Exhibit 4.9

Additional Employment agreement

In addition to the employment agreement between Mark Throsby (Employee) and Merus B.V. (Employer) regarding the start of employment of Mark Throsby as of 1 October 2008 at Merus, the Employer and Employee hereby additionally agree that the following provisions shall apply as well with respect to the intellectual property rights.

1.	All intellectual property rights, including but not limited to patent rights, design rights, copyrights, trademark rights and knowledge, created during and after the end of the employment agreement or as a result of the work or activities performed by the Employer in the service of the Employer, belong or shall belong exclusively and in their entirety to the Employer.

2.	If based on legal agreements the aforementioned intellectual property rights do not immediately accrue to the Employer, the Employee hereby transfers these rights to the Employer.

3.	Insofar as the intellectual property rights mentioned in clause 1 cannot be transferred to the Employer, then the Employee hereby grants the Employer, without any payment obligations of the Employer, an exclusive, comprehensive and finite licence to use these rights in the broadest sense of the word.

4.	If, despite that which is agreed above, personal rights on the intellectual property mentioned in clause 1 accrue to the Employee and insofar as the law allows such, then the Employee hereby waives all his/her personal rights, including the right he/she has to have his/her name mentioned as a result of the Copyright Act 1912.

5.	The Employee shall inform the Employer without delay about all results, inventions, information and intellectual property rights which are the result of his/her employment and/or which are in any way relevant for the creation, protection or enforceability of the intellectual property rights.

6.	As long as the employment agreement and these additional provisions are in force, the Employee shall perform all actions which are necessary, anywhere in the world, for the registration of or application for intellectual property rights in name of the Employer.

7.	If the Employer is not able or not in a position to give effect to the collaboration pledged above in paragraphs 2 and 6, then the Employee hereby grants the Employer an irrevocable authorisation to represent him/her with regard to the assignment and registration of the intellectual property rights as referred to in paragraphs 2 and 6.

8.	The Employee acknowledges and determines that his/salary indeed offers reasonable compensation for the loss of intellectual and industrial property rights as determined here, in the employment agreement and by law.

Thus agreed, prepared in duplicate and signed in

Utrecht on 10 March 2010:

For Merus B.V.:	Employee Signature:

[signature]	[signature]

T. Logtenberg	Mark Throsby
Managing Director

Employment agreement

M. Throsby

The undersigned:

Merus B.V., located at the Uppsalalaan 8 in 3584 CT Utrecht, duly represented by Mr T. Logtenberg, in the position of Managing Director, hereinafter referred to as “Employer”,

and

Mark Throsby, born in Adelaide on 22 March 1967, residing at Kerkstraat 37 in Utrecht, hereinafter referred to as “Employee”,

have agreed as follows:

Article 1 Start of employment, position, nature and location of work

The Employee shall commence his employment with the Employer on 1 October 2008 in the position of Chief Operations Officer.

The activities associated with this position are: 1) The development and supervision together with the Chief Scientific Officer of research programs for the generating and improvement of therapeutic antibodies and bearing final responsibility for this, and 2) the development together with the “Chief Executive Officer”, “Chief Scientific Officer” and “Chief Business Officer” of the Research and Development Strategy of Merus B.V. and furthermore all work which can reasonable asked from the employee.

This position is performed from Uppsalalaan 8 – 3584 CT Utrecht

Article 2 Duration

This employment agreement is concluded for an undetermined period of time.

Article 3 Probationary period

The probationary period is two months. During the probationary period, both the Employer and the Employee may terminate the employment agreement at any time with immediate effect.

Article 4 Cancellation

Outside of the probationary period, both the Employer and the Employee are authorised to cancel the employment agreement prematurely in writing with due observance of the legal notice periods. The employment agreement can only be cancelled at the end of each calendar month.

Merus B.V.	Employment agreement for an undetermined period	Page 1 of 4 [initials]

Article 5 Salary

The gross salary excluding vacation allowance of the Employee at the start of employment is €7,200 per month based on a full-time position. The payment of the salary takes place no later than the last day of the month.

Article 6 Salary in case of disability

From the first day of disability during the first year, the Employee is entitled to continued payment of 100% of the most recent salary and to 70% of the most recent salary during the second year.

Article 7 Working time, working hours and overtime

The position will be fulfilled for 40 hours per week (full-time position). The working hours shall be determined by the Employer in consultation with the Employee.

The Employee is reasonably obligated to abide by a request of the Employer to work overtime, without receiving overtime pay.

Article 8 Vacation and vacation allowance

The Employee is entitled to 30 vacation days per calendar year with retention of salary. The vacation days are used in consultation with the Employer.

As a rule, vacation days must be used in the year to which they relate. In the first year of employment, the number of vacation days is 24.

The Employee is entitled to a vacation allowance of 8% of the gross salary. The vacation allowance is calculated over the period located between 1 June and 31 May. The vacation allowance is paid as a lump sum in the month of May.

In case of an interim start or termination of the employment agreement, the vacation allowance shall be calculated pro rata the number of months the Employee has been employed.

Article 9 Employment and company regulations of Hubrecht Institute

The Employee declares to be aware of and to agree with the employment and company regulations applicable at the Hubrecht Institute. The employee has received a copy of these employment and company regulations.

Article 10 Employee Manual

This employment agreement is subject to the attached Employee Manual (Annex I). This Employee Manual contains the general employment conditions which apply to all employees of Merus B.V. The Employee Manual is an integral part of this employment agreement and is provided to the Employee at the start of the employment. The provisions laid down in the Employee Manual apply to this employment agreement insofar as these are not expressly deviated from. The Employer reserves the right to make changes to the provisions which are laid down in the Employee Manual.

Article 11 Pension Scheme

A pension scheme shall be set up for the Employee which is attached to this agreement as Annex II.

Merus B.V.	Employment agreement for an undetermined period	Page 2 of 4 [initials]

Special provisions

Article 12 Confidentiality clause

The Employee is obligated to observe the confidentiality of all he has learned about the business of the Employer and its clients and of which the Employee can reasonably suspect the confidential nature during and for a period of 5 years after the end of the employment agreement.

For every non-compliance or violation of the above, the Employee shall forfeit an immediately payable penalty of €50,000 to the Employer, as well as a penalty of €1,000 for each day the violation continues. This penalty shall be owed by the mere fact of the non-compliance or violation but shall not affect the right of the Employer to claim full damage. The penalty is owed directly to the Employer and shall be for the benefit of the Employer, which constitutes a deviation from Article 7:650(3-5) DCC.

Article 13 Relationship clause

The Employee is forbidden may not perform work for or on behalf of a relationship of the Employer which exist at the time of the end of this employment agreement who perform activities in a similar area or which otherwise competes with the activities of the Employer for a period of 12 months after the end of the employment agreement.

This provision shall not apply if the Employee has received prior written permission from the Employer, whether or not granted under special conditions.

For each violation of the above, the Employee shall forfeit an immediately payable penalty of €10,000 to the Employer, as well as a penalty of €1,000 for each day the violation continues. This penalty shall be owed by the mere fact of the violation but shall not affect the right of the Employer to claim full damage. The penalty is owed directly to the Employer and shall be for its benefit, which constitutes a deviation from Article 7:650(3-5) DCC.

Article 14 Ban on ancillary activities

The Employee shall not perform work for another employer or client during the term of this employment agreement. The Employee shall also directly and indirectly refrain from doing business for his own account.

This provision shall not apply if the Employee has received prior written permission from the Employer, whether or not granted under special conditions.

For each non-compliance or violation of the above, the Employee shall forfeit an immediately payable penalty of €5,000 to the Employer, as well as a penalty of €1,000 for each day the violation continues. This penalty shall be owed by the mere fact of the non-compliance or violation but shall not affect the right of the Employer to claim full damage. The penalty is owed directly to the Employer and shall be for its benefit, which constitutes a deviation from Article 7:650(3-5) DCC.

Merus B.V.	Employment agreement for an undetermined period	Page 3 of 4 [initials]

Additional provisions

Article 15 Reimbursement mobile phone

The Employee is entitled to a mobile phone and full reimbursement of a mobile phone subscription. The nature of the subscription is determined in consultation with the Managing Director. The costs of the subscription are paid monthly together with the salary.

Article 16 Business travel

Flights in the context of the work for Merus generally take place economy class. This can be deviated from in consultation with the Managing Director.

Article 17 Government measures

Government measures which mandate a different policy than set out in this agreement, including a change to fiscal regulation, shall be taken into account and shall not require the Employer to pay any compensation on any other ground.

Article 18 Change clause

The Employer reserves the right to change the employment agreement unilaterally if it has such compelling interest that the interest of the Employee, which is harmed by the change, must make way by standards of reasonableness and fairness.

Article 19 Final provision

This agreement and all subsequent agreements between the parties are governed by Dutch law.

Annexes belonging to this agreement:

1.	Employee Manual Merus B.V.

2.	Pension Scheme

Thus agreed to, drawn up in duplicate and signed in Utrecht on [hw:] 19 JULY 2008.

Employer signature:	Employee signature:

[signature]	[signature]

T. Logtenberg	M. Throsby

Managing Director

Merus B.V.	Employment agreement for an undetermined period	Page 4 of 4 [initials]